PRESS RELEASE

Blue Bird Announces CEO and Chairman Transition Plan

Britton Smith, President of Blue Bird, to Succeed Phil Horlock as CEO
Doug Grimm, Director, to Succeed Kevin Penn as Chairman

MACON, Ga. (August 7, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced that Britton Smith will assume the position of President & CEO, effective September 29, 2024, and that the Board of Directors has elected Doug Grimm as Chairman, effective immediately.

Mr. Smith will succeed Phil Horlock, who served as the Company’s President & CEO from 2011 to 2021 and was reappointed to the position in May 2023. Mr. Horlock will continue to serve as a member of the Board, to ensure a smooth transition with Mr. Smith, who has also been elected to the Company’s Board of Directors, effective immediately.

Mr. Smith has held various executive roles since joining Blue Bird in 2022, including leading the Company’s highly-successful EV business and growth strategy. Since being appointed President in mid-2023, he has taken on increasing functional responsibilities across the company.

“Britton and I have worked very closely together over the past year and he is well-qualified and prepared for the CEO position,” said Horlock. “After being named President a year ago, we developed a rigorous transition plan for Britton to take on increasing responsibility across the entire business and that has been fully executed with great success, as demonstrated by our recent results.

“It’s been a privilege to have led this incredible Company for almost 14 years,” continued Horlock. “I want to give thanks to our amazing team at Blue Bird and our dealers for their dedication and drive in making this nearly 100-year-old company the undisputed leader in alternative-powered school buses. I’d also like to recognize our Board of Directors, and especially our Chairman, Kevin Penn, for their unwavering support and friendship during my tenure. I am very excited for our future with Britton taking over as CEO at the start of our next fiscal year, and I look forward to supporting our continued growth under his leadership, from my seat on the Board.”

“I am truly honored to have the opportunity to lead Blue Bird as we build on the foundation established by Phil, our leadership team, dealer network, and our workforce,” said Smith. “Managing our transition to EV leadership has been an incredible experience and I look forward to even greater growth ahead for the entire Company. It’s an exciting time in Blue Bird’s history, and I’m energized by the opportunities ahead,” said Smith.

In addition to the CEO transition, Doug Grimm will succeed Kevin Penn as Chairman of the Board, who has served in that role since 2016. Mr. Penn will continue to serve as a member of the Board of Directors.

“It is an honor to step into the role of Chairman at such an exciting time at Blue Bird,” said Grimm. “Since joining the Board in 2017, I have seen the team execute a rigorous transformation by making smart investments and introducing new products that differentiate us from our competitors. As a result, Blue Bird finds itself in a position of leadership and strength today. I look forward to working with my fellow Directors to capitalize on our momentum and further expand the value we provide to our customers, shareholders, employees, and suppliers.”

“On behalf of the Board, I would like to thank Phil for his significant contributions and for the stability he has provided as CEO over many years,” said Penn. “He has been instrumental in positioning the Company for long-term success, and in particular for firmly establishing Blue Bird as the alternative-power leader in school buses. Doug and Britton know Blue Bird and our industry exceptionally well, and are outstanding choices to lead the Company into the future by building on the terrific momentum we are seeing today.”

Mr. Smith holds a master’s degree in Business Administration from the Harvard Business School and a bachelor’s degree in Mechanical Engineering with Highest Distinction from the United States Naval Academy.

Mr. Grimm is currently Chairman of the Board for Electrical Components International, and a Board member with Lumileds and Pangea.

Mr. Grimm holds a bachelor’s degree in Economics & Management from Hiram College (OH) and has a master’s degree in Business Administration from the University of Detroit.

Blue Bird appointed Britton Smith to President & CEO after he served as the company’s President since June 2023

Doug Grimm appointed as Chairman of Blue Bird’s Board of Directors after he served as a Director since 2017

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding earnings growth and Blue Bird’s future positioning and may include other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Blue Bird Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com